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 CEL-SCI CORPORATION
8229 Boone Blvd., Suite 802
Vienna, Virginia 22l82
(703) 506-9460

May 11, 2021

Dear Fellow Shareholders:

As of the date of this letter, the final statistical analysis and resulting data read out of our Phase 3 clinical trial in head and neck cancer have not yet been completed. This important work is being conducted by outside experts and then doublechecked by yet another statistical team. The amount of data being analyzed and reviewed is monumental since our study is the world’s largest for this indication. While CEL-SCI remains blinded to the data, we believe that Multikine will show significant clinical benefit and help patients with little to no toxicity. Therefore, we are currently expanding and upgrading our Multikine-dedicated cGMP manufacturing facility, as well as hiring and training more personnel. The expansion of the manufacturing facility, which began in 2020, is expected to be completed in the coming months and will double the facility’s capacity to accommodate two shifts for increased production of Multikine.

At CEL-SCI we are pursuing an idea which could fundamentally alter the way cancer is treated. Our goal has been to create the first non-toxic cancer drug and the first cancer immunotherapy to be given to head and neck cancer patients before the immune system is damaged by current standard of care therapy, which includes surgery and radiation or surgery and combined chemoradiotherapy. Multikine immunotherapy is being developed to treat advanced primary head and neck cancer as its first indication. This development path was chosen because advanced primary head and neck cancer is a very prevalent cancer for which the overall survival rate has not improved in decades. In addition, the FDA has not approved a new drug for this disease indication in many decades. It is a dire unmet medical need.

As far as we know, Multikine is the only drug being studied in a Phase 3 trial that is given to advanced primary head and neck cancer patients before standard of care therapy. Under current guidelines, there is a limited 3-week opportunity to introduce a new treatment to help these patients between diagnosis and administration of surgery. Other drugs used to treat this disease must be given for periods greater than 3 weeks to observe any effect. Consequently, other drugs developed for head and neck cancer are directed towards patients who have failed initial treatment, whose disease has metastasized, or whose tumors are unresectable (i.e., cannot be removed by surgery).

Another key consideration for drugs that will be used as a first line treatment for cancer is that they must have a favorable toxicity profile. Currently available cancer drugs do not. A favorable toxicity profile is critical since patients who receive a first line treatment will subsequently have their tumors removed surgically and also receive radiation or radiation plus chemotherapy, and the inherent risks of surgery plus the very severe toxicities of the follow-on treatments could cause death. If Multikine added toxicity to the treatment regimen administered to the patients in our Phase 3 trial we would most likely not have been allowed to use it as the first treatment following diagnosis.

Our Phase 3 trial was undertaken based on safety and potential efficacy results obtained in published Phase 2 trials which indicated that Multikine was used safely and patients receiving the Multikine treatment regimen prior to surgery had an increased rate of overall survival. Multikine increased overall survival by 33% in a final Phase 2 study when compared to published data from 55 clinical trials in the same patient population. In addition, some Multikine treated patients experienced complete tumor elimination, confirmed by pathology, in just 3 weeks before surgery in these Phase 2 studies. The Phase 3 study’s primary endpoint is designed to show that patients treated with the Multikine treatment regimen followed by standard of care treatments have an improvement in survival over those treated with standard of care treatments alone.

It has taken over 30 years to bring Multikine to this point. We have given it all we have. If Multikine immunotherapy shows efficacy in head and neck cancer, then we believe it will have strong potential against other solid tumors as well. We look forward to the completion of our Phase 3 data analysis and are eager to share the results of this analysis as soon as they become available.

We thank you for your patience and continued support.

Sincerely,

Geert Kersten
Chief Executive Officer

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.